EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated May 22, 2017 (the “Schedule 13D”), with respect to the common stock, par value $0.00, of National Energy Services Reunited Corp. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 22nd day of May, 2017.

OLAYAN INTERNATIONAL LIMITED

By:	/s/ Aziz D. Syriani
Name:	Aziz D. Syriani
Title:	Director

OLAYAN INVESTMENTS COMPANY ESTABLISHMENT

By:	/s/ Emile A. Habayeb	/s/ Khalil Kachicho
Name:	Emile A. Habayeb	Khalil Kachicho
Title:	Authorised Signatory	Authorised Signatory

COMPETROL ESTABLISHMENT

By:	/s/ Emile A. Habayeb	/s/ Khalil Kachicho
Name:	Emile A. Habayeb	Khalil Kachicho
Title:	Authorised Signatory	Authorised Signatory